Exhibit 99.1

CRISPR Therapeutics Provides Business Update and

Reports First Quarter 2018 Financial Results

-On track to begin CTX001 clinical study in hemoglobinopathies in 2018-

-On track to file IND in 2018 for CTX101, allogeneic CRISPR-based CAR-T targeted toward CD19+ malignancies -

-$341.8 million in cash as of March 31, 2018-

ZUG, Switzerland and CAMBRIDGE, MA., May 8, 2018 -- CRISPR Therapeutics (NASDAQ: CRSP), a biopharmaceutical company focused on developing transformative gene-based medicines for serious diseases, today provided a business update and announced financial results for the first quarter ended March 31, 2018.

“We continue to make rapid progress with our lead program, CTX001 for β-thalassemia and sickle cell disease, as well as our portfolio of allogeneic CRISPR-based CAR-T cell therapies,” said Samarth Kulkarni, Ph.D., Chief Executive Officer of CRISPR Therapeutics. “We are pleased to have received our first CTA approval and expect to move CTX001 into the clinic during the second half of the year. We also plan to file an IND for CTX101 in CD19+ malignancies by the end of 2018. In parallel, we are focused on growing and scaling our organization for success with key hires across all functions.”

Recent Highlights and Outlook

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Remains on track for CTX001 in β-thalassemia and sickle cell disease (SCD). After announcing the acceptance of the first Clinical Trial Application (CTA), CRISPR, together with its partner, Vertex, remains on track to initiate a Phase 1/2 trial to assess the safety and efficacy of CTX001 in patients with transfusion dependent β-thalassemia in the second half of 2018. In addition, the Company remains on track to begin clinical studies for CTX001 in SCD in 2018. CTX001 is an autologous gene-edited hematopoietic stem cell therapy for patients suffering from severe hemoglobinopathies.

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Continuing to advance wholly-owned allogeneic CRISPR-based CAR-T cell therapies. CRISPR remains on track to file an IND for CTX101, its lead allogeneic CAR-T cell therapy targeted toward CD19+ malignancies, by year-end 2018. At the American Association for Cancer Research (AACR) Annual Meeting held in April 2018, CRISPR presented data demonstrating the generation of CAR-T cells targeted toward BCMA and CD70 through CRISPR/Cas9 gene editing that have high editing rates, consistent expression, and selective and potent cell killing.

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Continued recruitment of top senior leadership. As CRISPR advances toward the clinic, the Company continues to recruit top talent across all functions. Earlier in 2018, CRISPR announced the hiring of Steve Caffé, M.D., as the Head of Regulatory of Affairs and Shelby Walker as the Head of Intellectual Property. The company has continued to expand its capabilities in all departments including Research, Clinical, Manufacturing, and other functions.

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Completed successful follow-on offering. In January 2018, CRISPR announced the completion of a follow-on offering, including full exercise of the overallotment, totaling 5,750,000 shares of its common stock at a price of $22.75 for net proceeds of $122.6 million.

First Quarter 2018 Financial Results

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Cash Position: Cash as of March 31, 2018 was $341.8 million, compared to $239.8 million as of December 31, 2017, an increase of $102.0 million. The increase in cash was primarily driven by the January 2018 follow-on offering.

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Revenues: Total collaboration revenues were $1.4 million for the first quarter of 2018 compared to $2.7 million for first quarter of 2017. CRISPR’s collaboration revenue is primarily attributable to revenue recognized under the collaboration agreement with Vertex for work outside hemoglobinopathies. Cost sharing on the Vertex co-development and co-promotion agreement related to hemoglobinopathies is not included in revenue, but instead as an offset to expense in R&D.

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R&D Expenses: R&D expenses were $19.5 million for the first quarter of 2018 compared to $14.8 million for the first quarter of 2017. The increase in expense was driven by the advancement of our hemoglobinopathies program, the broadening of our wholly owned immuno-oncology portfolio, as well as increased investment in our CRISPR/Cas9 platform research.

•	G&A Expenses: General and administrative expenses were $8.8 million for the first quarter of 2018 compared to $8.6 million for the first quarter of 2017.

•	Net Loss: Net loss was $28.3 million for the first quarter of 2018 compared to a loss of $21.5 million for the first quarter of 2017, driven predominantly by increased R&D expense in the quarter.

About CRISPR Therapeutics

CRISPR Therapeutics is a leading gene editing company focused on developing transformative gene-based medicines for serious diseases using its proprietary CRISPR/Cas9 platform. CRISPR/Cas9 is a revolutionary gene editing technology that allows for precise, directed changes to genomic DNA. The Company has established a portfolio of therapeutic programs across a broad range of disease areas including hemoglobinopathies, oncology and rare diseases. To accelerate and expand its efforts, CRISPR Therapeutics has established strategic collaborations with leading companies including Bayer AG and Vertex Pharmaceuticals. CRISPR Therapeutics AG is headquartered in Zug, Switzerland, with its wholly-owned U.S. subsidiary, CRISPR Therapeutics, Inc., and R&D operations based in Cambridge, Massachusetts, and business offices in London, United Kingdom. For more information, please visit www.crisprtx.com.

CRISPR Forward-Looking Statement

Certain statements set forth in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, but not limited to, statements concerning: the timing of filing of clinical trial applications and INDs, any approvals thereof and timing of commencement of clinical trials, the intellectual property coverage and positions of the Company, its licensors and third parties, the sufficiency of the Company’s cash resources and the therapeutic value, development, and commercial potential of CRISPR/Cas9 gene editing technologies and therapies. You are cautioned that forward-looking statements are inherently uncertain. Although the Company believes that such statements are based on reasonable assumptions within the bounds of its knowledge of its business and operations, the forward-looking statements are neither promises nor guarantees and they are necessarily subject to a high degree of uncertainty and risk. Actual performance and results may differ materially from those projected or suggested in the forward-looking statements due to various risks and uncertainties. These risks and uncertainties include, among others: uncertainties regarding the intellectual property protection for our technology and intellectual property belonging to third parties; uncertainties inherent in the initiation and completion of preclinical studies for the Company’s product candidates; availability and timing of results from preclinical studies; whether results from a preclinical trial will be predictive of future results of the future trials; expectations for regulatory approvals to conduct trials or to market products; and those risks and uncertainties described under the heading “Risk Factors” in the Company’s most recent annual report on Form 10-K, and in any other subsequent filings made by the Company with the U.S. Securities and Exchange Commission (SEC), which are available on the SEC’s website at www.sec.gov. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made.

CRISPR Therapeutics AG

Condensed Consolidated Statements of Operations

(Unaudited, In thousands except share data and per share data)

	Three Months Ended March 31,
	2018	2017
Collaboration revenue	$1,358	$2,703
Operating expenses:
Research and development	19,519	14,805
General and administrative	8,836	8,642
Total operating expenses	28,355	23,447
Loss from operations	(26,997)	(20,744)
Total other (expense) income, net	(1,217)	(452)
Net loss before income taxes	(28,214)	(21,196)
Provision for income taxes	(86)	(279)
Net loss	(28,300)	(21,475)
Foreign currency translation adjustment	12	24
Comprehensive Loss	$(28,288)	$(21,451)
Reconciliation of net loss to net loss attributable to common shareholders:
Net loss	$(28,300)	$(21,475)
Loss attributable to noncontrolling interest	-	-
Net loss attributable to common shareholders	$(28,300)	$(21,475)
Net loss per share attributable to common shareholders - basic and diluted	$(0.62)	$(0.54)
Weighted-average common shares outstanding used in calculating net loss per share attributable to common shareholders - basic and diluted	45,877,428	39,725,947

CRISPR Therapeutics AG

Condensed Consolidated Balance Sheets Data

(Unaudited, in thousands)

	As of
	March 31, 2018	December 31, 2017
Cash	$341,767	$239,758
Working capital	337,083	233,874
Total assets	374,452	271,346
Total shareholders' equity	290,335	187,832

Media Contacts:

Jennifer Paganelli

WCG on behalf of CRISPR

1 347-658-8290

jpaganelli@wcgworld.com

Investor Contact:

Chris Erdman

617.307.7227

chris.erdman@crisprtx.com

Chris Brinzey

Westwicke Partners on behalf of CRISPR

339-970-2843

chris.brinzey@westwicke.com